February 12, 2013
Management's Assertion on
Compliance with Regulation AB Criteria
Newmark Realty Capital, Inc. and NRC Group Inc., a California Corporation with identical management and ownership
("the Asserting Party") is responsible for assessing compliance, as of December 31, 2012, and for the year then ended
("the Reporting Period"), with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal
Regulations (the "CFR"), excluding the criteria set forth in Sections 229.1122(d) (1) (ii)-(iii), in the CFR, which the
Asserting Party has concluded are not applicable to the activities it performs with respect to the servicing of the asset-
backed securitization transactions covered by this report (such criteria, after giving effect to the exclusions identified above, the "Applicable Servicing Criteria"). The transactions covered by this report include all transactions conducted by the Asserting Party that relate to asset-backed securities serviced during the Reporting Period ("the Platform").
Appendix A identifies the asset-backed securities defined by management as constituting the Platform.
The Asserting Party has assessed compliance with the Applicable Servicing Criteria for the Reporting Period and has
concluded that such party has complied, in all material respects, with the Applicable Servicing Criteria as of
December 31, 2012 and for the Reporting Period with respect to the Platform taken as a whole.
Armanino LLP, an independent registered public accounting firm, has issued an attestation report with respect to management's assessment of compliance with the Applicable Servicing Criteria as of December 31, 2012, and for the
Reporting Period as set forth in this assertion.
NRC Group, Inc.

Signature: /s/ Michael Heagerty
Title:
Principal